UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 9, 2008

GATEWAY INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53265 (Commission File Number)	88-0375818 (I.R.S. Employer Identification No.)

2672 Dow Avenue Tustin, CA 92780 (Address of principal executive offices) (zip code)

(714) 630-6253 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 8, 2008, three of our affiliate-shareholders, namely, Timothy D. Consalvi, our Chief Executive Officer and Director, Joseph Gledhill, an Executive Vice President, Director and 10% shareholder, and Lawrence A. Consalvi, a former officer and Director, and a 10% shareholder, entered into a Stock Purchase Agreement (the “Agreement”) with Money Line Capital, Inc., a California corporation (“MLCI”), under which MLCI agreed to purchase an aggregate of 11,850,000 shares of our common stock from these shareholders.  These shares represent approximately 43% of our outstanding common stock.  The transaction closed December 9, 2008.

Although we were not a party to the Agreement we did acknowledge certain representations and warranties in the Agreement, and we entered into several ancillary agreements as a result of the Agreement.  First, we terminated our employment agreement with Timothy D. Consalvi for serving as our Chief Executive Officer, paying him one of the two years of severance required under his employment agreement, and entered into a new employment agreement with Mr. Consalvi whereby he will be employed by us as the President of All American CNC Sales, Inc., one of our wholly-owned subsidiaries.  Second, we consolidated the amounts owed to Mr. Joseph Gledhill under previously issued promissory notes into one $650,000 principal amount promissory note.

Item 3.02                      Unregistered Sales of Equity Securities.

As noted above, under the Agreement, three of our affiliate-shareholders sold shares that represent approximately 43% of our outstanding voting rights to MLCI.  These three shareholders also issued irrevocable proxies to MLCI for an additional 1,130,000 shares, which equal approximately 4.1% of our outstanding common stock, granting MLCI the right to vote these shares.  These transactions triggered a requirement under our Fee Agreement with Steve Kasprisin, our Chief Financial Officer, Secretary and a Director, that requires us to issue Mr. Kasprisin 50,000 shares of our common stock upon a change in control.

Pursuant to the Fee Agreement, we issued Mr. Kasprisin 50,000 shares of our common stock on December 10, 2008.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Mr. Kasprisin is a sophisticated investor and familiar with our operations.

Item 5.01                      Changes in Control of Registrant.

As noted above, under the Agreement three of our affiliate-shareholders sold shares that represent approximately 43% of our outstanding common stock to MLCI.  These three shareholders also issued irrevocable proxies to MLCI for an additional 1,130,000 shares, granting MLCI the right to vote these shares, which equal approximately 4.1% of our outstanding common stock and voting rights.  Our common stock is our only outstanding voting securities.  Although these combined transactions do not equal a majority our common stock or voting rights, we believe MLCI, with its principals, own or control sufficient shares of our common stock to control a majority of our common stock.

Item 5.02                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Agreement, Mr. Timothy D. Consalvi resigned from his position as our Chief Executive Officer.  Mr. Consalvi’s resignation was effective immediately.  We are not aware of any disagreements with Mr. Consalvi of the type required to be disclosed per Item 5.02(a) of this Form 8-K.

Mr. George Colin replaced Mr. Consalvi as our Chief Executive Officer.  Since 1994 Mr. Colin has been an independent consultant for numerous businesses regarding general business decisions and investment decisions.  From 1976 to 1994, Mr. Colin was the Chief Executive Officer and majority shareholder of Odyssey Systems.  In this role he managed all aspects of the business, which manufactured and supplied swimming pool equipment.  Mr. Colin also served as a lieutenant in the U.S. Navy.  Mr. Colin received NROTC officer training at Villanova University and obtained a BSCE in 1955.

ITEM 9.01                      Financial Statements and Exhibits

Exhibits

10.1	Stock Purchase Agreement by and between Money Line Capital, Inc., Timothy D. Consalvi, Kathryn Consalvi, Lawrence A. Consalvi, Lina Consalvi, and Joseph Gledhill, dated December 8, 2008

10.2	Employment Agreement with Timothy D. Consalvi dated December 8, 2008

10.3	Promissory Note issued to Joseph Gledhill dated December 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2008	Gateway International Holdings, Inc. a Nevada corporation

/s/ George Colin
By: George Colin
Its: Chief Executive Officer